Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

Reports Another Solid Quarterly Performance, Out Earning the Distribution by 26% and Achieving a $0.20 per Share Increase in Net Asset Value

Announces Third Quarter 2023 Base Distribution of $0.34 per Share

Announces Total Supplemental Distribution of $0.10 per Share

For Immediate Release

NEW YORK, August 9, 2023 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the second quarter ended June 30, 2023 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

CION also announced that, on August 7, 2023, its co-chief executive officers declared (i) a third quarter 2023 regular distribution of $0.34 per share payable on September 15, 2023 to shareholders of record as of September 1, 2023 and (ii) a supplemental distribution of $0.05 per share for both the third and fourth quarters of 2023, payable on October 16, 2023 and January 15, 2024, respectively, to shareholders of record as of September 29, 2023 and December 29, 2023, respectively.

SECOND QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended June 30, 2023 were $0.43 per share and $0.51 per share, respectively;

•	Net asset value per share was $15.31 as of June 30, 2023 compared to $15.11 as of March 31, 2023, an increase of $0.20 per share, or 1.3%. The increase was primarily due to the Company out earning its distribution for the period and mark-to-market adjustments to the Company’s portfolio;

•	As of June 30, 2023, the Company had $986 million of total principal amount of debt outstanding, of which 71% was comprised of senior secured bank debt and 29% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.04x as of June 30, 2023 compared to 1.02x as of March 31, 2023;

•	As of June 30, 2023, the Company had total investments at fair value of $1,688 million in 112 portfolio companies across 24 industries. The investment portfolio was comprised of 89.3% senior secured loans, including 87.0% in first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $62 million, funded previously unfunded commitments of $8 million, and had sales and repayments totaling $55 million, resulting in a net increase to the Company's funded portfolio of $15 million;

•	As of June 30, 2023, investments on non-accrual status amounted to 1.7% and 4.8% of the total investment portfolio at fair value and amortized cost, respectively;

•	During the quarter, the Company repurchased 328,628 shares of its common stock under its 10b5-1 trading plan at an average price of $9.81 per share for a total repurchase amount of $3.2 million. Through June 30, 2023, the Company repurchased a total of 2,325,622 shares of its common stock under its 10b5-1 trading plan at an average price of $9.57 per share for a total repurchase amount of $22.3 million and;

•	During the quarter, the Company amended its senior secured credit facilities with JPMorgan Chase Bank, National Association and UBS AG to, among other things, extend the maturity from May 15, 2024 and November 19, 2023, respectively, to May 15, 2025 and November 19, 2024, respectively.

DISTRIBUTIONS

•	For the quarter ended June 30, 2023, the Company paid a regular quarterly distribution totaling $18.6 million, or $0.34 per share.

Michael A. Reisner, co-Chief Executive Officer of CION, commented:

“Our quarterly earnings showed continued strength, with NII of $0.43 per share, which once again outperformed our base distribution of $0.34 per share. Moreover, our NAV grew by over 1%, or approximately $0.20 per share.

Our portfolio's credit quality is solid, with many softer credit positions from last quarter related to consumer-facing businesses already restructured. Looking forward, we expect non-accruals to align more closely with our historical average of below 1% on a pro-forma basis.

Amid recent market uncertainties, our share buyback program has capitalized on attractive market price discounts to our NAV per share, supported by our strong balance sheet. Recognizing the significant undervaluation of our shares, we have already repurchased 666,657 shares in 2023, reaffirming our confidence in the company's future growth and potential.

Given our continued strong financial performance, we have declared a supplemental distribution of $0.05/share for both Q3 and Q4.”

Looking ahead, CION is confidently positioned to deliver robust returns to shareholders.”

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data)	June 30, 2023		March 31, 2023
Investment portfolio, at fair value[1]	$1,687,691		$1,657,026
Total debt outstanding[2]	$985,712		$1,010,712
Net assets	$836,364		$830,310
Net asset value per share	$15.31		$15.11
Debt-to-equity	1.18	x	1.22	x
Net debt-to-equity	1.04	x	1.02	x

	Three Months Ended
(in thousands, except share and per share data)	June 30, 2023	March 31, 2023
Total investment income	$58,496	$64,975
Total operating expenses and income tax expense	$35,080	$35,117
Net investment income after taxes	$23,416	$29,858
Net realized losses	$(18,928)	$(4,525)
Net unrealized gains (losses)	$23,406	$(56,378)
Net increase (decrease) in net assets resulting from operations	$27,894	$(31,045)

Net investment income per share	$0.43	$0.54
Net realized and unrealized gains (losses) per share	$0.08	$(1.10)
Earnings per share	$0.51	$(0.56)

Weighted average shares outstanding	54,788,740	55,109,482
Distributions declared per share	$0.34	$0.34

Total investment income for the three months ended June 30, 2023 and March 31, 2023 was $58.5 million and $65.0 million, respectively. The decrease in investment income was primarily driven by a decrease in dividend income from certain investments and fees generated from investment activity, partially offset by an increase in SOFR and LIBOR rates, during the three months ended June 30, 2023 compared to the three months ended March 31, 2023.

Operating expenses for the three months ended June 30, 2023 and March 31, 2023 were $35.1 million. During the quarter ended June 30, 2023, the Company incurred higher interest expense due to an increase in SOFR and LIBOR rates which was offset by lower advisory fees as compared to the quarter ended March 31, 2023.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended June 30, 2023 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ in Thousands	% of Total	$ in Thousands	% of Total
Senior secured first lien debt	$62,779	90%	$54,498	100%
Senior secured second lien debt	—	—	5	—
Collateralized securities and structured products - equity	—	—	96	—
Unsecured debt	4,200	6%	—	—
Equity	2,906	4%	—	—
Total	$69,885	100%	$54,599	100%

During the three months ended June 30, 2023, new investment commitments were made across 4 new and 8 existing portfolio companies. During the same period, the Company received the full repayment of a loan from one portfolio company. As a result, the number of portfolio companies increased from 109 as of March 31, 2023 to 112 as of June 30, 2023.

PORTFOLIO SUMMARY1

As of June 30, 2023, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ in Thousands	% of Total
Senior secured first lien debt	$1,468,630	87.0%
Senior secured second lien debt	39,544	2.3%
Collateralized securities and structured products - equity	1,046	0.1%
Unsecured debt	17,301	1.0%
Equity	161,170	9.6%
Total	$1,687,691	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	June 30, 2023		March 31, 2023
Number of portfolio companies	112		109
Percentage of performing loans bearing a floating rate[3]	92.2%		92.8%
Percentage of performing loans bearing a fixed rate[3]	7.8%		7.2%
Yield on debt and other income producing investments at amortized cost[4]	12.38%		11.97%
Yield on performing loans at amortized cost[4]	13.10%		12.90%
Yield on total investments at amortized cost	11.45%		11.18%
Weighted average leverage (net debt/EBITDA)[5]	4.83	x	5.11	x
Weighted average interest coverage[5]	2.00	x	2.07	x
Median EBITDA[6]	$35.0 million		$35.0 million

As of June 30, 2023, investments on non-accrual status represented 1.7% and 4.8% of the total investment portfolio at fair value and amortized cost, respectively. As of March 31, 2023, investments on non-accrual status represented 3.5% and 6.8% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2023, the Company had $986 million of total principal amount of debt outstanding, comprised of $700 million of outstanding borrowings under its senior secured credit facilities and $286 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 7.9% for the quarter ended June 30, 2023. As of June 30, 2023, the Company had $112 million in cash and short-term investments and $125 million available under its financing arrangements.2

EARNING CONFERENCE CALL

CION will host an earnings conference call on Wednesday, August 9, 2023 at 11:00 am Eastern Time to discuss its financial results for the second quarter ended June 30, 2023. Please visit the Investor Resources - Events and Presentations section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Second Quarter 2023 Financial Results Webcast. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Events and Presentations section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $9.0 million and $8.3 million as of June 30, 2023 and March 31, 2023, respectively.

3)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believe this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2023	March 31, 2023
	(unaudited)	(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,583,865 and $1,576,870, respectively)	$1,510,372	$1,479,976
Non-controlled, affiliated investments (amortized cost of $204,248 and $169,539, respectively)	198,084	162,785
Controlled investments (amortized cost of $76,900)	80,006	80,591
Total investments, at fair value (amortized cost of $1,823,309 and $1,803,609, respectively)	1,788,462	1,723,352
Cash	11,515	96,016
Interest receivable on investments	33,200	27,333
Receivable due on investments sold and repaid	997	3,239
Prepaid expenses and other assets	608	4,552
Total assets	$1,834,782	$1,854,492

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $8,976 and $8,316, respectively)	$976,737	$1,002,396
Accounts payable and accrued expenses	1,344	1,075
Interest payable	8,183	7,007
Accrued management fees	6,546	6,676
Accrued subordinated incentive fee on income	4,967	6,334
Accrued administrative services expense	574	694
Share repurchases payable	67	—
Total liabilities	998,418	1,024,182

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 54,645,571 and 54,961,455 shares issued, and 54,632,827 and 54,961,455 shares outstanding, respectively	55	55
Capital in excess of par value	1,037,729	1,040,955
Accumulated distributable losses	(201,420)	(210,700)
Total shareholders' equity	836,364	830,310
Total liabilities and shareholders' equity	$1,834,782	$1,854,492
Net asset value per share of common stock at end of period	$15.31	$15.11

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2023	2022	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$47,117	$31,749	$89,885	$62,743	$140,560
Paid-in-kind interest income	4,297	4,613	9,128	9,219	22,737
Fee income	1,154	2,554	2,297	3,503	9,019
Dividend income	—	—	—	46	103
Non-controlled, affiliated investments
Interest income	1,734	1,545	4,208	2,568	5,865
Dividend income	52	53	3,933	53	79
Paid-in-kind interest income	1,751	874	3,482	2,319	6,204
Fee income	477	13	2,397	506	525
Controlled investments
Dividend income	—	—	4,250	—	1,275
Interest income	1,914	1,742	3,891	3,869	6,049
Paid-in-kind interest income	—	409	—	409	2,482
Total investment income	58,496	43,552	123,471	85,235	194,898
Operating expenses
Management fees	6,546	6,839	13,222	13,494	27,361
Administrative services expense	910	781	1,747	1,501	3,348
Subordinated incentive fee on income	4,965	4,091	11,300	8,224	18,710
General and administrative	2,074	1,712	4,029	3,934	7,278
Interest expense	20,467	10,841	39,776	19,300	49,624
Total operating expenses	34,962	24,264	70,074	46,453	106,321
Net investment income before taxes	23,534	19,288	53,397	38,782	88,577
Income tax expense, including excise tax	118	—	123	11	372
Net investment income after taxes	23,416	19,288	53,274	38,771	88,205
Realized and unrealized (losses) gains
Net realized (losses) gains on:
Non-controlled, non-affiliated investments	(18,928)	180	(23,453)	208	(11,217)
Non-controlled, affiliated investments	—	—	—	(97)	(21,530)
Foreign currency	—	—	—	—	(3)
Net realized (losses) gains	(18,928)	180	(23,453)	111	(32,750)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	23,396	(17,482)	(17,690)	(24,977)	(19,807)
Non-controlled, affiliated investments	595	(1,577)	(9,695)	(5,357)	13,523
Controlled investments	(585)	(1,675)	(5,587)	(1,925)	970
Net change in unrealized appreciation (depreciation)	23,406	(20,734)	(32,972)	(32,259)	(5,314)
Net realized and unrealized gains (losses)	4,478	(20,554)	(56,425)	(32,148)	(38,064)
Net increase (decrease) in net assets resulting from operations	$27,894	$(1,266)	$(3,151)	$6,623	$50,141
Per share information—basic and diluted
Net increase (decrease) in net assets per share resulting from operations	$0.51	$(0.02)	$(0.06)	$0.12	$0.89
Net investment income per share	$0.43	$0.34	$0.97	$0.68	$1.56
Weighted average shares of common stock outstanding	54,788,740	56,958,440	54,948,225	56,958,440	56,556,510

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.8 billion in total assets as of June 30, 2023. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on August 9, 2023, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

James Carbonara

Hayden IR

(646)-755-7412

James@haydenir.com